EXHIBIT 21
                  SUBSIDIARIES OF WAVETECH INTERNATIONAL, INC.


                           Subsidiaries of Registrant

                                   State of Incorporation   Percent of Ownership
Subsidiary                             or Jurisdiction          by Wavetech
----------                         ----------------------   --------------------
International Environment
  Services Corporation                     Delaware                  100%

Interpretel (Canada) Inc.            Province of Ontario             100%

Interpretel, Inc.                           Arizona                  100%

Telplex International
  Communications, Inc.                      Arizona                  100%